Exhibit 10.3

DATED 1 November 2023

AGREEMENT

Between

(1) ClimateRock ‘The Borrower’

and

(2) Eternal BV ‘The Lender’

THIS AGREEMENT is dated and made on the 1st day of November 2023.

BETWEEN:

(1)	ClimateRock (the “Borrower”), 5 Bedford Square, London, England, WC1B 3HH, The United Kingdon and

(2)	Eternal BV (the “Lender”), Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands.

WHEREAS:

It is noted that the Company has entered into, as borrower, the following loan agreements with the Lender, as lender (Loan Agreements):

(a)	On 21 September 2022, with respect to a loan commitment of up to USD$180,000 to support general costs and expenses of the Company (the First Loan). The First Loan is unsecured, interest-bearing at an annual rate of 0% and available for drawdown between 21 September 2022 and 31 March 2023. The final repayment date of the First Loan is 31 March 2024.

(b)	On 12 November 2022, with respect to a loan commitment of up to USD$300,000 (the Second Loan). The Second Loan is unsecured, interest-bearing at an annual rate of 0% and available for drawdown between 12 November 2022 and 31 March 2023. The final repayment date of the Second Loan is 31 March 2024.

(c)	On 29 January 2023, with respect to a loan commitment of up to USD$50,000 (the Third Loan). The Third Loan is unsecured, interest-bearing at an annual rate of 0% and available for drawdown between 29 January 2023 and 31 March 2023. The final repayment date of the Third Loan is 31 March 2025.

(d)	On 12 April 2023, with respect to a loan commitment of up to USD$500,000 (the Fourth Loan together with the First Loan, Second Loan, and the Third Loan, the Loans). The Fourth Loan is unsecured, interest-bearing at an annual rate of 0% and available for drawdown in four instalments between 12 April 2023 and 3 July 2023. The final repayment date of the Fourth Loan is the earlier on 1 May 2024 or the date of the consummation of the initial business combination of the Company.

NOW IT IS HEREBY AGREED as to amend the Loan Agreements as follows:

1.	the Loan Agreements in respect of the First Loan and the Second Loan each be amended to provide that the final repayment date of the loans shall be the earlier of 31 March 2024 or the date of the consummation of the initial business combination of the Company, by replacing the definition “Final Repayment Date” with “31 March 2024 or, if earlier, the date of the consummation of the initial business combination of the Company”;

2.	the Loan Agreement in respect of the Third Loan be amended to provide that the final repayment date of the loan shall be the earlier of 31 March 2025 or the date of the consummation of the initial business combination of the Company by replacing the definition “Final Repayment Date” with “31 March 2025 or, if earlier, the date of the consummation of the initial business combination of the Company”;

3.	each of the Loan Agreements be amended to provide that in view of the Loans being zero interest loans the Company will incur a penalty of 5 percent per month to the extent that the Loans become repayable on the date of the consummation of the initial business combination of the Company but Eternal BV has not received repayment of all of the outstanding balances in respect of the Loans as of that date within 10 days of the consummation of the initial business combination by the Company, by adding the following wording to Clause 6 (Repayments): “In the event that Borrower does not repay the Loan within 10 days of the consummation of the initial business combination of the Company the Borrower will pay an interest of 5 percent per month to the Lender until the date of repayment of the Loan. ”

IN WITNESS OF WHICH the parties have signed this agreement the day and year first above written.

/s/ Per Regnarsson	/s/ Charles Ratelband
Signed by Per Regnarsson	Signed by Charles Ratelband for and on
Re for and on behalf of the Borrower	behalf of the Lender
ClimateRock	Eternal BV

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